Exhibit 99.11

SUPPORTSOFT DELIVERS RECORD RESULTS AND EIGHTH

CONSECUTIVE QUARTER OF GROWTH

33% Year over Year Revenue Growth; EPS of $0.06; Increasing EPS Guidance

Redwood City, Calif., July 14, 2003 — SupportSoft, Inc. (Nasdaq: SPRT), a leading provider of service and support automation software, today reported financial results for its second quarter ended June 30, 2003.

Revenues for the second quarter 2003 were $12.6 million, a 33% increase from $9.5 million for the same period last year and a 5% increase from $12.0 million for the previous quarter. Net income on a GAAP basis for the quarter was $2.0 million or $0.06 per share, compared with a net loss of $1.8 million or $(0.06) per share a year ago and a net income of $1.5 million or $0.04 per share for the previous quarter.

The Company increased cash and cash equivalents by $1.5 million in the second quarter to $33.5 million, which compares favorably to a cash balance of $30.6 million at December 31, 2002. SupportSoft has been cash flow positive for six consecutive quarters. Deferred revenues were $15.1 million at June 30, 2003 versus $16.7 million at March 31, 2003 and $14.3 million at December 31, 2002.

“Our record financial results this quarter once again demonstrate our ability to crisply execute in tough times. This marks two years of sequential revenue and earnings growth in every quarter and reflects positive customer and market momentum in our key business segments,” said Radha Basu, Chairman and CEO of SupportSoft. “Our continuing success in the broadband market, with expanding customer and partner wins, is solidifying our role as a strategic software platform for the subscriber management initiatives of digital service providers. Coupled with our expanding blue-chip enterprise customer base and established channels with leading outsourcers, this gives us the proven foundation to grow our existing businesses and the confidence to invest in new initiatives for future growth.”

Recent Highlights:

•	SupportSoft received orders from 8 new customers and 17 existing customers, including Comcast Cable Communications, IBM, Cap Gemini Ernst & Young, Schlumberger, Charter Communications, RWE Systems AG, TeliaSonera AB, and Assurant Group. SupportSoft received 3 orders for more than $1 million each, including 2 orders of $5 million or more.

•	SupportSoft and Scientific-Atlanta announced a strategic relationship to jointly develop and market a solution for the digital cable market, based on SupportSoft’s Service Automation Suite and SciCare’s data analysis engine, to automate the diagnosis and resolution of common problems associated with video delivery and use of digital cable services.

[1]	The material contained in this Exhibit 99.1 is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Broadband Service Provider Highlights:

•	Comcast Cable Communications and Charter Communications extended and expanded their relationships with SupportSoft. Comcast selected SupportSoft for the additional broadband subscribers they acquired from AT&T and extended its investment in SupportSoft’s solutions. Charter signed a multiyear agreement for use of SupportSoft’s product suites through 2006.

•	TeliaSonera AB, the leading telecommunications group in the Nordic and Baltic regions with more than 450,000 broadband customers, purchased SupportSoft’s complete end-to-end solution for lifecycle management of their broadband subscribers.

•	On a global basis, SupportSoft now counts 10 leading cable and DSL service providers as customers for its service and support automation solutions, representing more than 13 million subscribers.

Enterprise Highlights:

•	Assurant Group, a leader in specialty risk management programs for consumers, purchased SupportSoft technology to support its extended service contract offerings for products purchased through major North American retailers including personal computers, printers, computer peripherals, wireless devices and home networking.

•	Two Global 2000 leaders, a U.S. automobile manufacturer and a major brewing company, signed initial deals for knowledge automation and support solutions.

•	RWE Systems AG, the largest multi-utility company in Germany and one of the largest in Europe, selected SupportSoft’s products for e-support automation.

•	SupportSoft was selected by Cap Gemini Ernst & Young, one of the world’s largest providers of consulting, technology and outsourcing services, to support their customer IT desktop infrastructure.

Product Highlights:

•	The Service Automation Suite for Video was demonstrated at the National Cable and Telecommunications Association’s annual conference and was recognized as a “Show Pick.” HomeNet™, the broadband industry’s first automated installation solution for wireless or wired home networking, received a “Most Promising Technology” award at SUPERCOMM 2003, the premier communications infrastructure technology conference.

Guidance

Based on the Company’s performance and the current market conditions, SupportSoft expects revenues of $12.5 to $13.1 million for the third quarter of 2003. Earnings per share for the third quarter of 2003 are expected to be between $0.05 and $0.07. The Company’s guidance for full year 2003 is for revenues in the range of $48 to $53 million. Earnings per share for the full year are expected to be between $0.15 and $0.20.

About SupportSoft

SupportSoft is a leading provider of service and support automation and endpoint management software for corporate enterprises and broadband service providers worldwide. SupportSoft’s patented software platform allows businesses to automate and personalize the support they provide to their customers, partners and employees, helping them reduce costs, increase revenues and drive user satisfaction. Global 2000 companies using SupportSoft’s comprehensive family of software solutions include enterprises like Procter & Gamble, Clorox, GE, Cisco Systems, Bank of America, NEC, BT and Schlumberger, broadband providers like Comcast, BellSouth and Cox Communications, OEMs and System Integrators like IBM, Sony, Siebel Systems and CSC. SupportSoft has offices and customers located throughout the world. For more information, visit www.supportsoft.com.

Safe Harbor Statement

This press release contains forward-looking statements. These statements are not guarantees of future results and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. In particular, the statements related to the financial projections such as projections of revenues and EPS, statements related to the Company’s current and future products and the expected benefits and usage of such products, and statements related to future growth and strategic partnerships are subject to a number of risks and uncertainties including but not limited to competition from other vendors, lack of market acceptance of the Company’s solutions, the success of the Company’s strategic relationships, the success of the Company’s new products, the continued acceptance of term license agreements, lack of renewals or payments for license agreements, the Company’s ability to control expenses and the potential for unanticipated costs or increases in costs, the potential for a decrease in revenue caused by a reliance on a few large transactions in any period, the impact of international conflict and continued economic downturns in either domestic or foreign markets, and the resulting changes in the amount of technology spending by customers and prospects, the time and effort required to configure, test and deploy the solution, technical challenges specific to the announced customers’ implementation of the solution, the potential for third party intellectual property infringement claims, the rapid pace of technological change, other sales, marketing, and development challenges as well as other risks detailed from time to time in our SEC reports, including those described in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Other Factors Affecting our Business and Operating Results” in our Annual Report on Form 10-K, and Quarterly Report on Form 10-Q. Statements included in this release are based upon information known to SupportSoft as of the date of this release, and SupportSoft assumes no obligation to update information contained in this press release.

SupportSoft, Service Automation Suite, and HomeNet are registered trademarks or trademarks of SupportSoft, Inc. in the U.S. and other countries. All other trademarks belong to their respective owners.

For Investor Relations Inquiries:	For Media Relations Inquiries:
Scott Wilson	Jennifer Massaro

(650) 556-8515	(650) 556-8596
ir@supportsoft.com	pr@supportsoft.com

SUPPORTSOFT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Revenues:
License fees	$6,999	$9,647	$13,586	$19,240
Services	2,467	2,964	4,645	5,365

Total revenues	9,466	12,611	18,231	24,605
Costs and expenses:
Cost of license fees	65	90	130	180
Cost of services	1,564	1,824	2,936	3,514
Amortization of purchased technology	598	—	1,196	—
Research and development	2,195	2,289	4,470	4,623
Sales and marketing	5,500	5,098	11,092	10,146
General and administrative	1,348	1,262	2,687	2,687
Amortization of deferred stock compensation	108	—	578	—

Total costs and expenses	11,378	10,563	23,089	21,150
Income (loss) from operations	(1,912)	2,048	(4,858)	3,455
Interest income and other, net	105	91	230	231

Income (loss) before income taxes	(1,807)	2,139	(4,628)	3,686
Income tax expense	—	(119)	—	(192)

Net income (loss)	$(1,807)	$2,020	$(4,628)	$3,494

Net income (loss) per share:
Basic	$(0.06)	$0.06	$(0.14)	$0.10

Diluted	$(0.06)	$0.06	$(0.14)	$0.10

Shares used in computing per share amounts:
Basic	32,318	33,628	32,164	33,468

Diluted	32,318	35,793	32,164	35,133

SUPPORTSOFT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2002	June 30, 2003
		(unaudited)
Assets
Current assets:
Cash, cash equivalents and short term investments	$30,615	$33,455
Accounts receivable, net	7,695	11,412
Other current assets	2,452	1,938

Total current assets	40,762	46,805
Property and equipment, net	1,251	828
Other assets	147	144

Total assets	$42,160	$47,777

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued compensation	$1,981	$2,559
Other accrued liabilities	2,199	2,452
Capital lease obligations, current portion	511	381
Deferred revenue	14,255	15,067

Total current liabilities	18,946	20,459
Capital lease obligations, net of current portion	67	—
Stockholders’ equity:
Common stock	3	3
Additional paid-in-capital	108,253	108,794
Other comprehensive income	(155)	(19)
Accumulated deficit	(84,954)	(81,460)

Stockholders’ equity	23,147	27,318

Total liabilities and stockholders’ equity	$42,160	$47,777